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                                   INTERLEAF, INC.

                     EXHIBIT 11-COMPUTATION OF EARNINGS PER SHARE



                                                           Three months ended
                                                                 June 30
                                                           1996        1995
                                                         --------    --------
In thousands, except for per share amounts                     (unaudited)
PRIMARY
Weighted average shares outstanding of Common Stock        16,998      14,362
Dilutive Senior Series B Convertible Preferred Stock            -       2,323
Dilutive stock options                                          -         875
Dilutive stock purchase warrants                                -          78
Dilutive stock purchase plan rights                             -          10
                                                         --------    --------
TOTAL                                                      16,998      17,648
                                                         --------    --------
                                                         --------    --------

Net income (loss)                                       $  (3,800)  $     472
                                                         --------    --------
                                                         --------    --------
Net income (loss) per share                             $   (0.22)  $    0.03
                                                         --------    --------
                                                         --------    --------

FULLY DILUTED
Weighted average shares outstanding of Common Stock        16,998      14,362
Dilutive Senior Series B Convertible Preferred Stock            -       2,323
Dilutive stock options                                          -       1,133
Dilutive stock purchase warrants                                -         203
Dilutive stock purchase plan rights                             -          14
                                                         --------    --------
TOTAL                                                      16,998      18,035
                                                         --------    --------
                                                         --------    --------

Net income (loss)                                       $  (3,800)  $     472
                                                         --------    --------
                                                         --------    --------
Net income (loss) per share                             $   (0.22)  $    0.03
                                                         --------    --------
                                                         --------    --------



The dilutive effect of stock options, stock purchase warrants, and stock purchase plan rights are calculated using the treasury stock method. Under this method, these common stock equivalents are assumed to be exercised and proceeds from the exercise are assumed to be used to repurchase common stock at the average market price for primary income (loss) per share and the higher of the end of the period or average market price for fully diluted income (loss) per share. The dilutive effect of Convertible Preferred Stock is calculated using the if-converted method.


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